Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUTING FIRM

We hereby consent to the incorporation by reference in this Prospectus Supplement and the accompanying prospectus as part of a “shelf” registration statement filed on Form S-3 (file No. 333-183286) of our report dated March 18, 2013 relating to the financial statements in Celsion Corporation’s Annual Report on From 10-K and the effectiveness of its internal controls over financial reporting for the year ended December 31, 2012. We also consent to the reference to us under the heading “Experts” in such Prospectus Supplement.

/s/ Stegman & Company

Stegman & Company

Baltimore, Maryland

June 3, 2013